As filed with the Securities and Exchange Commission on April  8, 2003

Registration No. 333-46736

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Comcast Cable Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware		23-2175755
(State of other jurisdiction of incorporation or organization)		(I.R.S. Employee Identification Number)

1500 Market Street Philadelphia, Pennsylvania 19102-2148 (215) 665-1700
(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)
Arthur R. Block, Esq. Senior Vice President Comcast Corporation Philadelphia, Pennsylvania 19102-2148 (215) 665-1700
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Bruce K. Dallas, Esq. 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

          Approximate date of commencement of proposed sale of the securities to the public:  Not applicable.

          If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this form are to be offered on a delayed on continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This Post-Effective Amendment No. 2 to Form S-3 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such a date as the Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

          We are filing this Post-Effective Amendment No. 2 to our Registration Statement on Form S-3, as amended (File No. 333-46736) to deregister the sale of securities remaining unsold under the Registration Statement. Since the Registration Statement was declared effective on October 12, 2000, we have issued $500 million in principal amount of our 6.375% Senior Notes Due January 30, 2006, $1.0 billion in principal amount of our 6.75% Senior Notes Due January 30, 2011, $750 million in principal amount of our 6.875% Senior Notes Due June 15, 2009, and $750 million in principal amount of our 7.125% Senior Notes Due June 15, 2013 pursuant to the Registrant Statement. We expect that any future public offerings of our securities will be pursuant to our other Registration Statements on Form S-3 (File No. 333-101861, declared effective on December 23, 2002, or File No. 333-104034, which has not yet been declared effective) or one or more registration statements that may be filed in the future. Therefore, this Post-Effective Amendment No. 2 to the Registration Statement is being filed to deregister, as of the effective date of this Post-Effective Amendment No.2, the sale of the $1,000,000,000 of securities the sale of which was registered under the Registration Statement but that were not sold under the Registration Statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on April 8, 2003.

COMCAST CABLE COMMUNICATIONS, INC. By /s/ Arthur R. Block Name: Arthur R. Block Title: Senior Vice President; Director

          Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts
Brian L Roberts	Chairman (Principal Executive Officer); Director	April 8, 2003

/s/ Lawrence S. Smith
Lawrence S. Smith	Executive Vice President (Co-Principal Financial Officer); Director	April 8, 2003

/s/ John R. Alchin
John R. Alchin	Executive Vice President and Treasurer (Co-Principal Financial Officer)	April 8, 2003

/s/ David L. Cohen
David L. Cohen	Executive Vice President; Director	April 8, 2003

/s/ Arthur R. Block
Arthur R. Block	Senior Vice President; Director	April 8, 2003

/s/ Lawrence J. Salva
Lawrence J. Salva	Senior Vice President (Principal Accounting Officer)	April 8, 2003